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Exhibit 10(x)

Hewlett-Packard Company 3000 Hanover Street Palo Alto, California 94304	Mailing Address PO Box 10301 Palo Alto, CA 94303-0890

June 9, 2005

Todd Bradley
San Diego, California

Dear Todd,

We are very pleased that you are interested in joining the talented team of people at Hewlett-Packard. It's an exciting time for HP. We're becoming a leader in the Internet age. We're moving faster than ever, focusing on bottom and top line results, and responding to the changing needs of today's customers. We're building on the strengths and assets that come from being the original Silicon Valley start-up. Todd, we would like for you to join us, contribute to our future and help change the world.

This letter constitutes our offer of employment for the position of Executive Vice President, Personal Systems Group of Hewlett-Packard Company, reporting to the CEO and President, subject to election to such title by Hewlett-Packard's Board of Directors. Additionally, you will be a member of the Executive Council.

Your full-time base salary will be $725,000.00 per year. In addition to your base salary, you will be eligible to participate in HP's Pay-for-Results short-term incentive plan. Under this Plan, your targeted bonus opportunity will be equal to 125 percent of your base salary if 100 percent of the established goals are met. You will also have an upside opportunity of up to 375 percent of base salary if HP meets its aspirational goals. The short-term bonus will be prorated for the balance of FY05 and will be guaranteed at target for the remainder of FY05 and the first half of FY06.

You will receive a joining bonus payment of $1,000,000.00, fully payable upon hire (or as soon as practicable), with a payback provision should you voluntarily terminate employment within one year from your date of hire without Good Reason or are terminated within such one year for Cause This payment will be subject to any appropriate tax withholding.

HP will also indemnify and hold you harmless from and against any claims, suits, judgments, losses, costs, or expenses (including reasonable legal fees) resulting from any actions taken against you by your former employer, including but not limited to loss of cash payments otherwise due (other than the $720,000 payment due in 2006) and loss of any equity-related rights which you are entitled to receive, (including option exercise rights and release of restricted stock under your agreements with your previous employer), as a result of your acceptance of this offer of employment with HP or your performance of services for HP. The indemnification relating to the loss of equity-related rights shall assume that you have exercised all options prior to the earlier of the actual date of exercise and August 15, 2005.

We are also pleased to offer you an HP non-qualified stock option for 400,000 shares. This option will be granted by the HR & Compensation Committee of Hewlett-Packard's Board of Directors. The grant date will be the date the Committee meets to award these options, and the price will be the fair market value (average of the high and low of HP's share price) on that date. Please note that the grant date cannot be earlier than your hire date. The option will vest 25 percent per year; will be fully vested in four years; and will be subject to an 8 year term. Other terms and conditions of this grant will be governed by HP's 2004 Stock Plan, which will be provided to you when you receive your award.

We are also pleased to offer you 100,000 shares of HP Restricted Stock with certain time restrictions. The restricted stock will be granted by the HR & Compensation Committee of Hewlett-Packard's Board of Directors. The grant date will be the date the Committee meets to award the restricted stock. Please note that the grant date cannot be earlier than your hire date. Assuming that you meet all the conditions of the grant, the restrictions on the stock will lapse 50% on the one year anniversary the grant date and the remaining 50% on the three year anniversary of the grant date. The terms and conditions of this grant will be governed by a restricted stock agreement and by Hewlett-Packard's 2000 or 2004 Stock Plan, which will be provided to you when you receive your award.

In addition, you are eligible for $2,760,000.00 over the three year performance cycle, May 1, 2005 - April 30, 2008, in HP's Long-Term Performance Cash program (LTPC). Approximately one-third of the total amount, or $920,000.00, will be eligible to be earned or "banked" each year depending on HP's performance relative to certain performance goals. Please note, no payments occur prior to the end of the three year period under HP's LTPC.

In addition, we also offer you our fulll Standard Relocation Program with Housing Assistance (SRPH) with the following optional provisions: (1) Temporary Housing for up to six months, renewable for an additional six months if necessary; will full tax gross-up so that there is no after-tax cost to you; (2) Extended time period for Home Purchasing Closing Cost from 90 days to up to one year from hire date; (3) Extended time period for beginning Mortgage Subsidy Program from 90 days to up to one year from hire date (mortgage subsidy will be for four years); (4) Extended Household Goods Storage up to six months, renewable for an additional six months if necessary; (5) Increase in Household Goods Shipment weight limit to 30,000 lbs; and, (6) Three month relocation allowance of $180,000.00,(standard is one month), less applicable withholding taxes.

Hewlett Packard has a very competitive benefits program. You will have access to a variety of savings and stock purchase plans, as well as health care insurance options to choose from.

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  Employee Benefits: Eligibility to participate in Company's benefit programs

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  401(k)—HP provides a matching contribution each pay period equal to 100% of the first 3% of eligible pay you contribute, plus 50% of the next 2% of eligible pay you contribute.

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  Stock Ownership Plan—You are eligible to contribute 1% - 10% of your salary to purchase HP stock every 6 months subject to plan terms. You purchase shares at a minimum 15% discount from the market price on the purchase date.

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  Health & Welfare Plans

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  Retirement—HP establishes an account for you as soon as you are eligible, and on a quarterly basis, HP allocates as a "pay credit" 4% of your eligible base pay you earned during the quarter. Your account earns interest based on a fixed rate that is updated annually. The annualized interest rate is equal to the average yield corresponding to a one-year Treasury security, plus 1%.

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  Executive Deferred Compensation Program

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  Vacation—Paid time-off in accordance with the standard Hewlett-Packard Company policy but in no event less than 20 days per year

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  Perquisites: You are eligible for all executive perks on the same terms that other senior executives are entitled to receive.

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  Financial Counseling

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  Executive Physical

As a further inducement to accept employment with HP, for a period of 36 months following commencement of employment, if your employment terminates as the result of a covered event then, subject to the applicable provisions of the American Jobs Creations Act, you will receive (in each case, as soon as administratively practicable);

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  a lump sum severance payment equal to two times your annual base pay;

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  a lump sum payment equivalent to any guaranteed FY05 or FY06 bonus to the extent such bonus has not been previously paid.

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  a prorated payment of any Long-Term Performance Cash awarded during a period of 36 months following commencement of employment, the amount of which will be determined based on the actual achievement of goals under the Long-Term Performance Cash Program;

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  a prorated payment of any earned Pay-for-Results bonus to the extent such bonus has not been previously paid.

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  a prorated vesting of any existing restricted stock awarded during a period of 36 months following commencement of employment based on number of active months.

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  fifty percent (50%) of any unvested stock options awarded during a period of 36 months following commencement of employment shall be fully vested, and you shall have up to one year in which to exercise all options, after which time such options shall lapse; and

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  Financial counseling, outplacement services and similar amounts as are typically granted to senior executives upon termination of employment.

For purposes of this provision, a covered event includes any termination of employment other than for Cause or termination by reason of death or total and permanent disability (within the meaning of Internal Revenue Code Section 22(e)(3). Cause shall mean a breach by you or any term or terms of your Agreement Regarding Confidential Information and Proprietary Developments, or of any of HP's policies (including, without limitation, HP's Standards of Business Conduct, HP's Harrassment Policy, HP's Misconduct Policy and HP's Drug-Free Workplace Policy) or of any law, statute or regulation; or your failure or inability to perform your duties as Executive Vice President, Personal Systems Group for Hewlett-Packard Company or such duties and responsibilities as may be reasonably assigned to you after having been given at least thirty days in which to correct such performance. To clarify the foregoing, "Failure or inability to perform" shall be efforts based and not based on quality of performance and shall be excused if the result of a physical or mental incapacity and breach shall mean material breach of at type that historically has resulted in termination for Cause.

A covered event also includes, a termination of employment initiated by you as the result of one or more of the following events (unless in the case of economic reductions such events apply generally to all similarly situated senior managers of the Company in approximately the same proporation): 1) without your express written consent, a reduction by HP in your annualized target pay relative to your annualized Target Pay in effect immediately prior to such reduction or 2) a substantial diminution of your responsibilities; 3) a material and adverse change in reporting relationships, titles, or organizational assigment.

In return for such severance arrangement and as a condition of the receipt of those benefits, you must sign a severance agreement in a format acceptable to HP which includes a general release of all claims and your agreement during the twelve month period following termination 1) not to render services for any organization or engage, either directly or indirectly in any business that in the opinion of HP competes with or is in conflict with the interests of HP, and 2) not to directly or indirectly, induce, or attempt to influence any employee of HP to leave its employ.

After the end of such 36-month period, you shall be entitled to severence in accordance with the severence program then in effecto for senior executives of a comparable level.

HP will pay your reasonable legal fees incurred in connection with negotiating this agreement. Notwithstanding anything in any other agreement as to nondisclosure of confidential information, you may comply with legal process provided you give HP prompt written notice of the receipt thereof.

Enclosed with this letter are current copies of the our Standards of Business Conduct and Drug-Free Workplace policies, Confidential Information and Proprietary Developments form, HP Employee Acceptance form and the Sign-on Incentive Addendum.. Adherence to these policies, including subsequent changes, is required of all employees.

Hewlett Packard is committed to providing a safe and productive working environment. Therefore, if you accept our offer of employment you will be required to successfully complete an employment background screen, which includes verification of such things as prior employment, educational and criminal conviction history. Shortly you will receive via email (or mail if email is unavailable) information on how to initiate your background check and a document summarizing your rights under the Fair Credit Reporting Act.

Hewlett-Packard is committed to providing reasonable accommodations to employees with disabilities. If you need any accommodations, please let me know.

This offer is contingent upon commencement of employment with HP and upon your compliance with the Immigration Reform and Control Act of 1986. In essence, the act requires you to establish your identity and employment eligibility. If you accept this offer, you will be required to complete Section 1 of the Employment Eligibility Verification Form (I-9) and present the documents identified to a duly authorized representative of HP to be witnessed.

Todd, if you have any questions regarding this employment offer, please contact James Otieno at (650) 857-8961. We look forward to hearing from you and hope that you choose to join us in our journey to reinvent HP. Please confirm your acceptance via e-mail to James at mailto:james.otieno@hp.com and me at mailto:marcela.perez-de-alonso@hp.com.

Sincerely,

/s/  MARCELA PEREZ DE ALONSO
Marcela Perez de Alonso
Executive Vice President, Human Resources

Cc:
Otieno
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  Exhibit 10(x)